Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

a.Registration Statement (Form S-8 No. 333-221390) pertaining to the Funko, Inc. 2017 Incentive Award Plan,
b.Registration Statements (Form S-8 No. 333-234456 and 333-266175) pertaining to the Funko, Inc. 2019 Incentive Award Plan, and
c.Registration Statement (Form S-3 No. 333-266175) of Funko, Inc.;

of our reports dated March 1, 2023, with respect to the consolidated financial statements and schedule of Funko, Inc. and the effectiveness of internal control over financial reporting of Funko, Inc. included in this Annual Report (Form 10-K) of Funko, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Seattle, Washington
March 1, 2023